Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication:  May 13, 2008
Web Site www.ccow.com

Capital Corp of the West Files Form 12b-25 in connection with late filing of Form 10-Q

Merced, California, May 13, 2008. Capital Corp of the West (Nasdaq: CCOW) the holding company for County Bank, announced that it filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission to report that it was not able to timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2008.

The Company’s former independent auditors, KPMG LLP, resigned on May 2, 2008.  The Company has since engaged Perry-Smith LLP as its independent auditors.  Perry-Smith LLP is working diligently to complete its review of the Form 10-Q.  However, that process has not been completed.

At present, the Company's best reasonable estimate is that it will report after-tax net income of approximately $2.3 million for the quarter ended March 31, 2008, compared to net income of $4.0 million for the quarter ended March 31, 2007.

The March 31, 2008 quarterly results include a preliminary pre-tax provision for loan losses of approximately $1.4 million, compared to a provision of $200,000 for the first quarter of 2007.  The largest factor contributing to the increased provision was the continuing decline in real estate values in California’s Central Valley, including the Company's primary service area in Merced County.

Assuming no further adjustments, at March 31, 2008 the Company's subsidiary County Bank had a total risk-based capital ratio of 9.92%, a Tier 1 capital ratio of 7.49% and a leverage ratio of 6.38%.  The Bank's capital is within adequately capitalized levels.  The Company itself had a total risk-based capital ratio of 10.46%, a Tier 1 capital ratio of 8.61% and a leverage ratio of 7.22% as of March 31, 2008.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that these forward-looking statements will be achieved, and actual results could differ materially from those suggested by such forward-looking statements.  Important factors that could cause actual results to differ materially include: whether all or any of these matters affect the ability of the Company’s outside auditors to complete their review and any related procedures required with respect to the Form 10-Q; the impact, if any, of the results and findings of the review on the financial statements of the Company; and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to any of the matters described above. Therefore, any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made

Reference Information

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has over 30 years of service as “Central California’s Community Bank.”  Currently, County Bank has forty branch offices serving thirteen counties in California.  Its primary concentration is in the Central Valley of California.  As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of forty-one financial institutions in that market area.

Contact: Thomas Smith, Director of Marketing 209-725-4540